Exhibit 99.1

FOR IMMEDIATE RELEASE

Liz Pieri

THQ/ Communications

818/871-5061

Julie MacMedan

THQ/ Investor Relations

818/871-5125

THQ ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER;

 APPOINTS INTERIM CHIEF FINANCIAL OFFICER

Agoura Hills, CA, November 26, 2007 — THQ Inc. (NASDAQ: THQI) today announced that Edward Zinser, THQ’s executive vice president and chief financial officer, has resigned by mutual agreement between Mr. Zinser and the company, effective immediately.  The company has appointed Rasmus van der Colff, vice president and controller, as interim chief financial officer and has initiated a search for a permanent replacement for Mr. Zinser.

Mr. Zinser’s resignation is in no way related to the financial condition, results of operations or future prospects of THQ.  As a result, the company intends to make no further comment on the circumstances resulting in the resignation.

“THQ has a deep and experienced management team,” said Brian Farrell, THQ’s chairman, president and CEO. “We are confident in our position and remain focused on our long-term growth strategy.”

Mr. van der Colff has more than 20 years of accounting and financial experience and has served as vice president and corporate controller of the company since May 2007.  Prior to joining the company, Mr. van der Colff served in senior accounting and finance positions for major public companies, including Sun Microsystems and Activision, Inc.  Mr. van der Colff also previously worked at KPMG Peat Marwick.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers and wireless devices. Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific. More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless, and their respective logos are trademarks and/or registered trademarks of THQ Inc.

The statements contained in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s current beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, business, competitive, economic, legal, political and technological factors affecting our industry, operations, markets, products or pricing.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal period ended March 31, 2007, and particularly the discussion of risk factors set forth therein.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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